PRICING SUPPLEMENT

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-277211

Dated May 27, 2026

HSBC USA Inc. Trigger Autocallable GEARS

$7,664,720 Securities Linked to the Nikkei Stock Average due on May 29, 2031

Investment Description

These Trigger Autocallable GEARS (the “Securities”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the performance of the Nikkei Stock Average (the “Underlying Index”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Underlying Index closes at or above the Autocall Barrier (100.00% of the Initial Level) on the Observation Date, HSBC will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return of 20.00% per annum. No further payments will be made on the Securities once they have been automatically called, and you will not participate in any appreciation of the Underlying Index if the Securities are automatically called. If by maturity the Securities have not been automatically called and the Underlying Index Return is greater than zero, HSBC will repay the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Underlying Index Return multiplied by the Upside Gearing. If the Underlying Index Return is less than or equal to zero, HSBC will either repay the full Principal Amount at maturity or, if the Final Level is less than the Downside Threshold, HSBC will pay less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Index Return. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal at maturity, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

Automatically Callable: HSBC will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if the closing level of the Underlying Index on the Observation Date is greater than or equal to the Autocall Barrier. No further payments will be made on the Securities once they have been automatically called, and investors will not participate in any appreciation of the Underlying Index if the Securities are automatically called.

Enhanced Growth Potential: If the Underlying Index Return is greater than zero, HSBC will repay the Principal Amount at maturity plus a return equal to the Underlying Index Return multiplied by the Upside Gearing. If the Underlying Index Return is less than zero, investors may be exposed to the negative Underlying Index Return at maturity.

Contingent Repayment of Principal at Maturity: If the Underlying Index Return is equal to or less than zero and the Final Level is not less than the Downside Threshold, HSBC will repay the Principal Amount at maturity. However, if the Final Level is less than the Downside Threshold, HSBC will pay less than the full Principal Amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Index Return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Trade Date	May 27, 2026
Settlement Date	May 29, 2026
Observation Date	June 4, 2027
Final Valuation Date[1]	May 27 2031
Maturity Date[1]	May 29, 2031

1 See page 4 for additional details

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE SECURITIES MAY NOT OBLIGATE HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF HSBC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND THE MORE DETAILED “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

HSBC is offering Trigger Autocallable GEARS linked to the Nikkei Stock Average. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Underlying Index. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Underlying Index	Initial Level	Upside Gearing	Call Return	Autocall Barrier	Downside Threshold	CUSIP/ISIN
Nikkei Stock Average	64,999.41	1.74	20.00%	64,999.41, which is 100% of the Initial Level	48,749.5575, which is 75% of the Initial Level	403944713 / US4039447135

See “Additional Information About HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated February 21, 2024, the accompanying prospectus supplement dated February 21, 2024, the accompanying Equity Index Underlying Supplement dated February 21, 2024 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)”hereof for a description of the distribution arrangements.

The Estimated Initial Value of the Securities on the Trade Date is $9.672 per Note, which is less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Key Risks” beginning on page 6 of this document for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Securities Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The Nikkei Stock Average	$7,664,720.00	$10.00	$191,618.00	$0.25	$7,473,102.00	$9.75

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This pricing supplement relates to the offering of Securities linked to the Underlying Index. As a purchaser of a Security, you will acquire a senior unsecured debt instrument linked to the Underlying Index, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Securities relates to the Underlying Index, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Underlying Index, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the Equity Index Underlying Supplement dated February 21, 2024. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including the Equity Index Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the Equity Index Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling 212-525-8010.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Equity index underlying supplement dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

♦	Prospectus supplement dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

♦	Prospectus dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated February 21, 2024, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated February 21, 2024 and references to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated February 21, 2024.

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Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have the same downside market risk as the Underlying Index.

♦	You believe the Underlying Index will close at or above the Autocall Barrier on the Observation Date or the Downside Threshold on the Final Valuation Date.

♦	You believe the Underlying Index will appreciate over the term of the Securities and you are willing to invest in the Securities based on the Upside Gearing indicated on the cover hereof.

♦	You understand and accept that, if the Securities are automatically called, you will not participate in any appreciation in the level of the Underlying Index and your potential return is limited to the Call Return.

♦	You understand and accept the risks associated with the Underlying Index.

♦	You are willing to accept the risk and return profile of the Securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦	You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying Index.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have the same downside market risk as the Underlying Index.

♦	You believe that the level of the Underlying Index will decline during the term of the Securities and is likely to close below the Autocall Barrier on the Observation Date or the Downside Threshold on the Final Valuation Date.

♦	You do not understand or accept that, if the Securities are automatically called, you will not participate in any appreciation in the level of the Underlying Index and your potential return is limited to the Call Return

♦	You are unwilling to invest in the Securities based on the Upside Gearing indicated on the cover hereof.

♦	You do not understand or accept the risks associated with the Underlying Index.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦	You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Underlying Index.

♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. For more information about the Underlying Index, “Information About the Underlying Index” herein and the accompanying Equity Index Underlying Supplement. You should also carefully review “Key Risks” herein and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement.

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Final Terms

Issuer	HSBC USA Inc.
Principal Amount	$10.00 per Security
Term	5 years
Trade Date	May 27, 2026
Settlement Date	May 29, 2026
Final Valuation Date	May 27 2031, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.
Maturity Date	May 29, 2031, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.
Underlying Index	Nikkei Stock Average (Ticker: NKY)
Downside Threshold	75% of the Initial Level, as indicated on the cover hereof.
Upside Gearing	1.74
Call Feature	The Securities will be automatically called if the closing level of the Underlying Index on the Observation Date is greater than or equal to the Autocall Barrier. If the Securities are automatically called, HSBC will pay you on the Call Settlement Date a cash payment per Security equal to the Call Price for the Observation Date.
Observation Date	June 4, 2027
Call Payment Date	June 8, 2027
Call Return	The Call Return is based upon a rate of 20.00% per annum
Call Price	The Call Price equals the principal amount per Security plus $10.00 × the Call Return.
Autocall Barrier	100.00% of the Initial Level, as indicated on the cover hereof
Payment at Maturity (per $10 Security)[1]

If the Securities have not been automatically called and the Underlying Index Return is greater than zero, HSBC will pay a cash payment per Security that provides you with the $10 Principal Amount plus a return equal to the Underlying Index Return multiplied by the Upside Gearing, calculated as follows:

$10 + [$10 × (Underlying Index Return × Upside Gearing)]

If the Securities have not been automatically called, the Underlying Index Return is less than or equal to zero and the Final Level is greater than or equal to the Downside Threshold on the Final Valuation Date, HSBC will pay you a cash payment of:

$10 per $10 Security

If the Securities have not been automatically called and the Final Level is less than the Downside Threshold on the Final Valuation Date, HSBC will pay you a cash payment at maturity less than the Principal Amount of $10 per Security, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Index Return, equal to:

$10 + ($10 × Underlying Index Return)

Underlying Index Return	Final Level – Initial Level Initial Level
Initial Level	The Official Closing Level of the Underlying Index on the Trade Date, as indicated on the cover hereof.
Final Level	The Official Closing Level of the Underlying Index on the Final Valuation Date.
Official Closing Level	The Official Closing Level on any scheduled trading day will be the closing level of the Underlying Index as determined by the calculation agent and based on the value displayed on Bloomberg Professional® service page “NKY <INDEX>,” or on any successor page on the Bloomberg Professional® service or on any successor service, as applicable.
Calculation Agent	HSBC USA Inc. or one of its affiliates
Estimated Initial Value	The Estimated Initial Value of the Securities is less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. See "Key Risks — The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less Than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF HSBC. IF HSBC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Payment at maturity and any repayment of principal is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

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Investment Timeline

The Initial Level and the Downside Threshold were determined and the Upside Gearing was set.

The Securities will be automatically called if the closing level of the Underlying Indexon any Observation Date is greater than or equal to the Autocall Barrier.

If the Securities are automatically called, HSBC will pay the Call Price for the Observation Date: equal to the principal amount plus an amount based on the Call Return.

The Final Level and Underlying Index Return are determined on the Final Valuation Date.

If the Underlying Index Return is greater than zero, HSBC will pay you a cash payment per Security that provides you with the $10 Principal Amount plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Underlying Index Return multiplied by the Upside Gearing, calculated as follows:

$10 + [$10 × (Underlying Index Return × Upside Gearing)].

If the Underlying Index Return is less than or equal to zero and the Final Level is greater than or equal to the Downside Threshold on the Final Valuation Date, HSBC will pay you a cash payment of $10 per $10 Security.

If the Final Level is less than the Downside Threshold on the Final Valuation Date, HSBC will pay you a cash payment at maturity that will be less than the Principal Amount of $10 per Security, resulting in a loss of principal that is proportionate to the negative Underlying Index Return, equal to:

$10 + ($10 × Underlying Index Return).

Under these circumstances, you will lose a significant portion, and could lose all, of your Principal Amount.

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Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but you are urged to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. You are also urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Structure or Features of the Securities

♦	Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying Index and will depend on whether, and to the extent which, the Underlying Index Return is positive or negative and if the Underlying Index Return is negative, whether the Final Level is below the Downside Threshold. If the Final Level is less than the Downside Threshold, you will be fully exposed to any negative Underlying Index Return and HSBC will pay you less than the Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the decline in the Final Level as compared to the Initial Level. Under these circumstances, you will lose a significant portion, and could lose all, of the Principal Amount.

♦	The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the Underlying Index level is above the Downside Threshold.

♦	The Upside Gearing Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the Underlying Index's return, even if that return is positive. You can receive the full benefit of the Upside Gearing from HSBC only if you hold your Securities to maturity.

♦	Limited Return on the Securities If Automatically Called — If the Securities are automatically called, your potential gain on the Securities will be limited to the Call Return, regardless of any appreciation of the Underlying Index, which may be significant. In addition, because the closing level of the Underlying Index at various times during the term of the Securities could be higher than on the Observation Date, you may receive a lower payment if the Securities are automatically called than you would have if you had hypothetically invested directly in the Underlying Index. Furthermore, if the Securities are automatically called, you will not benefit from the Upside Gearing that applies to the payment at maturity if the Underlying Index Return is positive. Because the Upside Gearing does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Underlying Index. Even though you will not participate in any potential appreciation of the Underlying Index if the Securities are automatically called, you may be exposed to the Underlying Index’s downside market risk if the Securities are not automatically called.

Risks Relating to the Underlying Index

♦	Changes Affecting the Underlying Index – The policies of the Underlying Index sponsor concerning additions, deletions and substitutions of the stocks included in the Underlying Index and the manner in which the Underlying Index sponsor takes account of certain changes affecting those stocks included in the Underlying Index may adversely affect the level of the Underlying Index. The policies of the Underlying Index sponsor with respect to the calculation of the Underlying Index could also adversely affect the level of the Underlying Index. The Underlying Index sponsor may discontinue or suspend calculation or dissemination of the Underlying Index. Any such actions could have an adverse effect on the value of the Securities.

♦	Risks Associated With Non-U.S. Companies – The level of the NKY depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the NKY and, as a result, the value of the Notes.

♦	The Notes Will Not Be Adjusted for Changes in Exchange Rates – Although the equity securities included in the NKY are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the values of the NKY and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

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General Risk Factors

♦	The Securities Are Subject to the Credit Risk of the Issuer — The Securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦	The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less Than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of the Securities was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We determined the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

♦	The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date is Expected to Be Less than the Price to Public — The price to public takes into account certain costs. These costs will include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities and the costs associated with structuring and hedging our obligations under the Securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Underlying Index and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Securities — Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

♦	Lack of Liquidity — The Securities will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Securities, and therefore you may have to sell your Securities at a significant discount.

♦	Owning the Securities Is Not the Same as Owning the Stocks Included in an Underlying Index — The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in an Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in either Underlying Index would have. Furthermore, an Underlying Index and the stocks included in an Underlying Index may appreciate substantially during the term of your Securities, and you will not participate in such appreciation.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates — HSBC, UBS Financial Services Inc., and their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of an Underlying Index, and therefore, the market value of the Securities.

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♦	Potential HSBC and UBS Financial Services Inc. Impact on an Underlying Index — Trading or transactions by HSBC, UBS Financial Services Inc., or any of their respective affiliates in an Underlying Index or in futures, options, exchange-traded funds or other derivative products on an Underlying Index, may adversely affect the level of that Underlying Index, and, therefore, the market value of your Securities.

♦	Potential Conflicts of Interest — HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks comprising the Underlying Index, which could affect the price of such stocks or the level of the Underlying Index and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Securities. Additionally, potential conflicts of interest may exist between the Calculation Agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the Calculation Agent must make, which include determining the Payment at Maturity based on the Final Level as well as whether to postpone the determination of the Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity or Call — Because structured notes, including the Securities, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity or call. These factors include the level of the Underlying Index; the volatility of the Underlying Index; the dividend rate paid on stocks included in the Underlying Index; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Securities Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction —The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Securities and could lose your entire investment.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See the discussion under “What Are the Tax Consequences of the Securities?” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are provided for illustrative purposes only and are hypothetical. The hypothetical terms used below are not the actual terms that will apply to the Securities. The actual terms are indicated on the cover of this pricing supplement. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Underlying Index relative to the Initial Level.

We cannot predict the Final Level. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions*:

Investment term:	5 years (unless automatically called earlier)
Hypothetical Initial Level*:	2,000.00
Call Return:	20.00% per annum
Hypothetical Autocall Barrier*:	2,000.00 (which is 100.00% of the hypothetical Initial Level
Hypothetical Downside Threshold*:	1,500.00 (75.00% of the hypothetical Initial Level)
Upside Gearing:	1.74

* The actual Initial Level, Autocall Barrier and Downside Threshold for the Securities was determined on the Trade Date, as set forth on cover hereof.

Hypothetical Payment upon an Automatic Call

Hypothetical Final Level	Hypothetical Underlying Index Return	Payment at Maturity	Return on Securities at Maturity
4,000.00	100.00%	$12.00	20.00%
3,800.00	90.00%	$12.00	20.00%
3,600.00	80.00%	$12.00	20.00%
3,400.00	70.00%	$12.00	20.00%
3,200.00	60.00%	$12.00	20.00%
3,000.00	50.00%	$12.00	20.00%
2,800.00	40.00%	$12.00	20.00%
2,600.00	30.00%	$12.00	20.00%
2,400.00	20.00%	$12.00	20.00%
2,200.00	10.00%	$12.00	20.00%
2,000.00	0.00%	$12.00	20.00%
1,800.00	-10.00%	N/A	N/A
1,700.00	-15.00%	N/A	N/A
1,600.00	-20.00%	N/A	N/A
1,500.00	-25.00%	N/A	N/A
1,400.00	-30.00%	N/A	N/A
1,200.00	-40.00%	N/A	N/A
1,000.00	-50.00%	N/A	N/A
800.00	-60.00%	N/A	N/A
600.00	-70.00%	N/A	N/A
400.00	-80.00%	N/A	N/A
200.00	-90.00%	N/A	N/A
0.00	-100.00%	N/A	N/A

Example 1 — Securities Are Automatically Called on the Observation Date

Closing level at Observation Date: 2,200.00 (at or above Autocall Barrier, Securities are automatically called)

Call Price (per Security): $12.00

Because the Securities are automatically called on the Observation Date, HSBC will pay you on the Call Settlement Date a Call

Price of $12.00 per $10.00 principal amount (a 20.00% return on the Securities). No further amounts will be owed on the Securities.

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Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities – the Securities have not been called.

Performance of the Underlying Index*	Performance of the Securities

Hypothetical Final Level	Hypothetical Underlying Index Return	Upside Gearing	Payment at Maturity	Return on Securities at Maturity**
4,000.00	100.00%	1.74	$27.40	174.00%
3,800.00	90.00%	1.74	$25.66	156.60%
3,600.00	80.00%	1.74	$23.92	139.20%
3,400.00	70.00%	1.74	$22.18	121.80%
3,200.00	60.00%	1.74	$20.44	104.40%
3,000.00	50.00%	1.74	$18.70	87.00%
2,800.00	40.00%	1.74	$16.96	69.60%
2,600.00	30.00%	1.74	$15.22	52.20%
2,400.00	20.00%	1.74	$13.48	34.80%
2,200.00	10.00%	1.74	$11.74	17.40%
2,000.00	0.00%	N/A	$10.00	0.00%
1,800.00	-10.00%	N/A	$10.00	0.00%
1,700.00	-15.00%	N/A	$10.00	0.00%
1,600.00	-20.00%	N/A	$10.00	0.00%
1,500.00	-25.00%	N/A	$10.00	0.00%
1,400.00	-30.00%	N/A	$7.00	-30.00%
1,200.00	-40.00%	N/A	$6.00	-40.00%
1,000.00	-50.00%	N/A	$5.00	-50.00%
800.00	-60.00%	N/A	$4.00	-60.00%
600.00	-70.00%	N/A	$3.00	-70.00%
400.00	-80.00%	N/A	$2.00	-80.00%
200.00	-90.00%	N/A	$1.00	-90.00%
0.00	-100.00%	N/A	$0.00	-100.00%

* The Underlying Index Return excludes cash dividend payments on the stocks included in the Underlying Index.

** This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 Principal Amount Security to the purchase price of $10 per Security.

Example 2— The level of the Underlying Index increases from an Initial Level of 2,000.00 to a Final Level of 2,200.00. The Underlying Index Return is greater than zero and expressed as a formula:

Underlying Index Return = (2,200.00 – 2,000.00) / 2,000.00 = 10.00%
Payment at Maturity = $10 + [$10 × (10.00% × 1.74)] = $11.74

Because the Underlying Index Return is equal to 10.00%, the Payment at Maturity is equal to $11.74 per $10.00 Principal Amount of Securities, and the return on the Securities is 17.40%.

Example 3— The level of the Underlying Index decreases from an Initial Level of 2,000.00 to a Final Level of 1,800.00. The Underlying Index Return is negative and expressed as a formula:

Underlying Index Return = (1,800.00 – 2,000.00) / 2,000.00 = -10.00%
Payment at Maturity = $10.00

Because the Underlying Index Return is less than zero, but the Final Level is greater than or equal to the Downside Threshold on the Final Valuation Date, HSBC will pay you a Payment at Maturity equal to $10.00 per $10.00 Principal Amount of Securities (a return of zero percent).

Example 4— The level of the Underlying Index decreases from an Initial Level of 2,000.00 to a Final Level of 400.00. The Underlying Index Return is negative and expressed as a formula:

Underlying Index Return = (400.00 – 2,000.00) / 2,000.00 = -80.00%
Payment at Maturity = $10 + ($10 × -80.00%) = $2.00

Because the Underlying Index Return is less than zero and the Final Level is below the Downside Threshold on the Final Valuation Date, the Securities will be fully exposed to any decline in the level of the Underlying Index on the Final Valuation Date. Therefore, the return on the Securities is -80.00%. In this case, you would incur a loss of 80.00% on your Securities.

If the Final Level is below the Downside Threshold on the Final Valuation Date, the Securities will be fully exposed to any decline in the Underlying Index, and you will lose some or all of your Principal Amount at maturity.

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What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid executory contracts with respect to the Underlying Index. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts" in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlying Index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlying Index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlying Index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlying Index is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities. However, it is possible that the Securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Index or the Securities, and following such occurrence the Securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Index or the Securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the

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context of the Securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

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Information About the Underlying Index

The Nikkei Stock Average

Description of the NKY

The Nikkei Stock Average ("NKY") is a stock index that measures the composite price performance of selected Japanese stocks. The NKY measures the 225 underlying stocks trading on the Tokyo Stock Exchange ("TSE"). The underlying stocks are all listed in the First Section of the TSE, which represents the most actively traded stocks on the TSE. The NKY is also commonly referred to as the Nikkei 225.

For more information about the Underlying Index, see "The Nikkei Stock Average" beginning on page S-33 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the NKY

The following graph sets forth the historical performance of the Underlying Index based on the daily historical closing levels from May 27, 2016 to May 27, 2026 as reported on the Bloomberg Professional® service (“Bloomberg”). The black line represents the Downside Threshold, which is 75.00% of the Initial Level. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the Underlying Index should not be taken as an indication of future performance.

Source: Bloomberg

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Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described herein. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Underlying Index Return. If a Market Disruption Event exists with respect to the Underlying Index on that scheduled trading day, then the accelerated Final Valuation Date for the Underlying Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Securities at the price to public less the underwriting discount indicated on the cover hereof. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover hereof.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the accompanying prospectus supplement.

Delivery of the Securities will be made against payment for the Securities on the Settlement Date set forth on the cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities more than one business day prior to the Settlement Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

Selling Restrictions

Peru

The contents of this document, any underlying product supplement, the MTN supplement, the prospectus and the Notes issued and traded thereunder, have not been reviewed nor authorised by the Capital Markets Superintendence (Superintendencia del Mercado de Valores, the "SMV") nor the Private Pension Funds, Banking and Insurance Superintendence (Superintendencia de Banca, Seguros y AFP, the "SBS"). Therefore, investors will not benefit from protection of any of the aforementioned regulatory authorities

The Notes have not been and will not be registered with the Capital Markets Public Registry of the SMV nor the Lima Stock Exchange Registry ("RBVL") for their public offering in Peru under the Peruvian Capital Markets Law (Law N°861/ Supreme Decree N°020-2023-EF and the decrees and regulations thereunder.

Consequently, Notes may not be offered or sold, directly or indirectly, nor this document, any underlying product supplement, the MTN supplement, the prospectus or any other offering material relating to the Notes be distributed or caused to be distributed to the general public in Peru, unless the offering or selling of Notes comply with the Private Offer Exemptions (as defined below).

"Private Offer Exemptions" means an offer of Notes, where no Mass-marketing is used, and made:

(i) exclusively to institutional investors; or

(ii) where the minimum investment amount is greater than or equal to approximately USD 160,000 (either in a single transaction or in aggregate).

"Mass-marketing" means a marketing strategy utilizing mass distribution and mass media to offer, negotiate or distribute securities to the whole market. Mass media includes newspapers, magazines, radio, television, mail, meetings, social network, internet servers located in Peru, and other media or technology platforms.

Chile

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Neither the Issuer nor the Notes have been registered with the Comisión para el Mercado Financiero pursuant to law no. 18,045 (the "Ley de Mercado de Valores") and regulations thereunder, therefore, they cannot be publicly offered in the Republic of Chile. Neither this document nor any underlying product supplement, the MTN supplement or the prospectus constitute an offer of, or an invitation to subscribe for or purchase the Notes in the Republic of Chile, other than to individually identified investors pursuant to a private offering within the meaning of article 4 of the Ley de Mercado de Valores (i.e. an offer that is not addressed to the public at large or to a certain sector or specific group of the public).

ESTA OFERTA PRIVADA SE INICIA EL DÍA DE ESTE DOCUMENTO Y SE ACOGE A LAS DISPOSICIONES DE LA NORMA DE CARÁCTER GENERAL Nº 336 DE LA SUPERINTENDENCIA DE VALORES Y SEGUROS (HOY, COMISIÓN PARA EL MERCADO FINANCIERO); ESTA OFERTA VERSA SOBRE VALORES NO INSCRITOS EN EL REGISTRO DE VALORES O EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA COMISIÓN PARA EL MERCADO FINANCIERO, POR LO QUE TALES VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE ÉSTA; POR TRATAR DE VALORES NO INSCRITOS NO EXISTE LA OBLIGACIÓN POR PARTE DEL EMISOR DE ENTREGAR EN CHILE INFORMACIÓN PÚBLICA RESPECTO DE LOS VALORES SOBRE LOS QUE VERSA ESTA OFERTA; ESTOS VALORES NO PODRÁN SER OBJETO DE OFERTA PÚBLICA MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE.

Philippines

The Notes being offered or sold herein have not been registered with the Philippine Securities and Exchange Commission under the Securities Regulation Code of the Philippines ("SRC"). Any offer or sale thereof in the Philippines is prohibited unless the Notes have first been registered in accordance with the registration requirements of the SRC or such offer or sale qualifies as an exempt transaction.

Each of the following restrictions must be observed by Noteholders in relation to sales, transfers or disposals of all or any part of its legal or beneficial interests in the Notes or offers to do so:

(a)	To the extent that the Notes are offered, sold or distributed in the Philippines, the Noteholder, by purchasing the Notes, agrees for the benefit of the Issuer that the Notes may not be subsequently offered, sold, pledged or otherwise transferred except in compliance with Philippine laws and regulations (in addition to the laws of other jurisdictions, as applicable) and may be offered, sold or distributed only to "Qualified Buyers" as defined under Subsection 10.1(l) of the SRC.

(b)	No Noteholder shall sell, transfer or otherwise dispose of all or part of its legal or beneficial interests in the Notes to another person or persons nor offer to do so, unless such sale, transfer, disposal or offer is subject to the condition that such person(s) shall undertake to observe the restrictions set out herein.

Without limitation to paragraphs (a) and (b) above, each Noteholder shall observe all applicable laws and regulations in the Philippines in connection with the offer, sale, transfer or other disposition of all or any part of its legal or beneficial interests in the Notes or the distribution of any document or other material in connection therewith.

Israel and Paraguay

The Notes may not be sold to investors in either Israel or Paraguay.

Validity of the Securities

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 21, 2024, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated February 21, 2024, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated February 21, 2024.

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